Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “AGREEMENT”) is entered into this 16th day of December 2005 between Robert Gregg (“Gregg”) and NationsHealth, Inc. (“the Company” or “NationsHealth”) (collectively the “Parties”).
     WHEREAS, the Parties have agreed that Gregg stepped down from his role as Chief Operating Officer (“COO”) and all officer roles that Gregg held at the Company effective October 5, 2005, and that Gregg will step down from all employment that Gregg holds at the Company, effective December 16, 2005 (the “Separation Date”) and that the terms of this AGREEMENT shall supersede the Employment Agreement between Gregg and Millstream Acquisition Corp, dated March 9, 2004 (“the Employment Agreement”) unless otherwise stated herein;
     WHEREAS, the Parties agreed that Gregg has provided valuable contributions to the Company and that the Company will provide the separation benefits described in this AGREEMENT in exchange for a release of claims against the Company, including a release of the Company’s obligations under the Employment Agreement;
     WHEREAS, the Parties have agreed to this separation because the role and duties of the COO as set forth in the Employment Agreement changed in a material way such that the prior COO function ceased to exist, however, this separation does not foreclose the possibility of a future consulting or advisory relationship between Gregg and the Company;
     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, Gregg and NationsHealth agree as follows:
     1. The Parties have agreed that Gregg stepped down from his role as Chief Operating Officer and all officer roles effective October 5, 2005. Further, Parties have agreed that Gregg will step down from all employment roles that Gregg holds at the Company, effective on the “Separation Date,” and that, upon Gregg’s execution of this AGREEMENT and following the Effective Date as set forth in Paragraph 9 below, NationsHealth shall provide the following benefits on the following schedule to Gregg:
     (a) On or before December 31, 2005, the Company will provide Gregg with a lump-sum separation payment in the amount of two hundred fifty thousand dollars ($250,000.00);
     (b) The Company shall pay Gregg one hundred fifty thousand dollars ($150,000) in lieu of a 2005 bonus opportunity. This $150,000 payment will be made on or before December 31, 2005;
     (c) The Company will provide Gregg with deferred severance compensation payments as follows: (i) on the seven-month anniversary of the Separation Date, the Company will provide Gregg with a payment in the amount of two hundred fifty thousand dollars ($250,000.00); and (ii) in accordance with the Company’s standard payroll practices, the Company shall provide Gregg with salary continuation at his current salary of $500,000 per annum for twelve (12) months, starting on the eight-month anniversary of the Separation Date and concluding on the nineteen-month anniversary of the Separation Date. However, if at any time prior the seven-month anniversary of the Separation Date, the Company has arranged for a private sale of $3,000,000 worth of Gregg’s stock that complies with the requirements for such sale set forth in Paragraph 2(a) below, then the Company shall not be required to make the $250,000 payment on the seven-month anniversary of the Separation Date, but may instead make this payment at any time after the seven-month anniversary and on or before December 31, 2006;
     (d) For the first eighteen months from the Separation Date or any longer period during which Gregg receives COBRA continuation coverage at the family level, the Company shall provide group health benefits for Gregg and his family by paying Gregg’s COBRA costs for electing COBRA continuation coverage at the family level for the maximum period permitted under COBRA;
     (e) The Company shall accelerate the vesting of Gregg’s stock options such that all stock options granted prior to the Separation Date shall vest immediately upon the Separation Date.
Each of the payments provided for in the AGREEMENT shall be subject to applicable withholding as required by law. In the event of Gregg’s death or disability, each of the payments described in this AGREEMENT shall be paid to his spouse. To the extent that CapitalSource Finance LLC (“CapitalSource”) has or had any consent or other rights under the Subordination Agreement, dated April 30, 2004, by and between the Co-Founders, Gregg, the United States Pharmaceutical Group, L.L.C., the Company and CapitalSource (the “Subordination Agreement”), relating to the payments provided for in the AGREEMENT, the payments shall be conditioned upon (i) an advance written waiver by CapitalSource of such payment, (ii) compliance with the terms of the Subordination Agreement, or (iii) the prior termination of the Subordination Agreement. Gregg acknowledges and agrees that these promises, payments and benefits described above in this Paragraph 1 exceed any legal payment obligations of NationsHealth and provide valid consideration for the release contained in Paragraph 3 of this AGREEMENT.
     2. Upon the execution of this Agreement, Gregg will be deemed to have requested that the Company arrange for the purchase the shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), owned by Gregg or by an entity in which Gregg has an equity or ownership interest worth up to three million dollars ($3,000,000). During the period prior to June 30, 2006, the Company shall use its best efforts to arrange for the sale of the shares of Common Stock owned by Gregg or by any entity in which Gregg has an equity or ownership interest, worth up to three million dollars ($3,000,000) in a private sale. Such Common Stock shall be valued as of the close of business on the day prior to the date of the private sale with the proceeds up to $3,000,000 for that Common Stock to be paid to Gregg (or his spouse in the event of his death or disability) and, in the event that the proceeds from that sale are at least 90% of the closing price on the night before the closing (inclusive of commissions and other closing costs), then Gregg shall be obligated to accept the terms of the sale. If the Company arranges the sale of Gregg’s Common Stock, regardless of whether the sale is structured to flow through the Company or between the investor and Gregg directly, Gregg shall receive the actual selling price net of any commissions regardless of whether the sale is below or above the current asking price. In the event that the Company does not arrange for a sale of $3,000,000 of Gregg’s Common Stock prior to June 30, 2006, thereafter Gregg (or his spouse as trustee in this event of his death or disability) has the right to require the Company to purchase the number of shares of the Common Stock owned by Gregg or by any entity in which Gregg has an equity or ownership interest worth up to three million dollars ($3,000,000); provided, however, that Gregg can only require the Company to purchase one million five hundred thousand dollars ($1,500,000) worth of his Common Stock in any given calendar year (each such demand for the purchase of up to $1,500,000 of Gregg’s Common Stock to be referred to as a “Put Notice”). Such Common Stock shall be valued as of the close of business on the day prior to the date Gregg or his spouse delivers a Put Notice to the Company setting forth his decision to require the Company to purchase such Common Stock. Subject to the next two sentences of this Paragraph, within 30 days of receiving the Put Notice, the Company shall pay Gregg or his spouse the proceeds from the purchase of the shares of Common Stock specified in the Put Notice, up to a maximum of one million five hundred thousand dollars ($1,500,000) per each of up to two Put Notices. To the extent that Glenn Parker, M.D. or Lewis Stone (each a “Co-Founder”) delivers a Put Notice at the same time as Gregg, the Company shall have the right to pay the funds due hereunder over two years (in the case of delivery of a Put Notice by a single Co-Founder) or over three years (in the case of delivery of a Put Notice by both Co-Founders), in equal amounts each year pro rata among Gregg and any Co-Founder based on the number of shares of Common Stock specified in each Put Notice; provided, however, that the Company shall not have such right to delay the payment of such funds in any succeeding year or years if the Company elects to sell the shares of Common Stock as set forth in the succeeding sentence. In the event that the Company has not sold $3,000,000 worth of Gregg’s Common Stock prior to June 30, 2006 and Gregg delivers a Put Notice, the Company shall have ten (10) days to exercise the option, in lieu of a cash payment, of causing the shares specified in a Put Notice to be sold, as promptly as is reasonably practicable, pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), in which the shares shall be included, or pursuant to an exemption from the registration requirements of the Securities Act, in either case with the funds requested in the Put Notice being remitted to Gregg on the close of such sale (provided, further, that (x) Gregg shall received at least $1,500,000 from such sale (in the event that the shares being sold pursuant to the Put Notice are sold in a private sale or through a registration statement, Gregg shall receive the higher of (i) the value of the amount of his shares being sold pursuant to the Put Notice times the per share price on the date of the Put Notice or (ii) one million five hundred dollars ($1,500,000)) and (y) any sale pursuant to a registration statement shall not count as a “Demand Registration” pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the date of the Employment Agreement, by and among the Company, RGGPLS Holdings, Inc., a Florida corporation (“RGGPLS”), GRH Holdings, L.L.C. (“GRH”), a Florida limited liability company, and Becton, Dickinson and Company, a New Jersey corporation). The Company agrees and acknowledges that Gregg shall have the right to require the Company to purchase shares of Common Stock from him hereunder without regard to the limitations set forth in Section 2.4 of the Registration Rights Agreement. To the extent that GRH has or had any tag-along rights under Section 4.03 of the Stockholder Agreement, dated March 9, 2004, by and between the Company, RGGPLS and GRH (the “Stockholder Agreement”) with respect to the sale or repurchase of the Common Stock by the methods described above, GRH provided an advance written waiver of those rights by a Consent and Waiver dated December 1, 2005. To the extent that CapitalSource has or had any consent or other rights under the Subordination Agreement relating to payment as a result of the sale or repurchase of the Common Stock by any of the methods described above, the sale or purchase of the Common Stock shall be conditioned upon: (i) an advance written waiver by CapitalSource of such right to payment; (ii) compliance with the terms of the Subordination Agreement; or (iii) the prior termination of the Subordination Agreement.
     3. (a) In consideration of the payment and mutual promises and covenants set forth in this AGREEMENT, Gregg, on behalf of himself, his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrator, hereby releases and forever discharges NationsHealth and each and all of its current and former parents, divisions, subsidiaries and affiliates, attorneys, shareholders, employees, representatives and agents (collectively “the NationsHealth Group”) and each and all of their predecessors, successors, assigns, officers, directors, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, which Gregg now has or ever may have had against the NationsHealth Group, including, but not limited to, any and all matters related in any way to Gregg’s equity interest in NationsHealth and Gregg’s employment with or separation from NationsHealth, as well as all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Florida Civil Rights Act, the Florida Minimum Wage Law, any other federal, state or local anti-discrimination, wage or benefits laws, and any other contractual or tort claims relating to Gregg’s equity interest in NationsHealth and Gregg’s employment or separation from employment with NationsHealth. Notwithstanding the foregoing, nothing in this provisions shall waive or supersede the Parties’ obligations under this AGREEMENT, including but not limited to the Company’s obligation to indemnify Gregg as set forth in Paragraph 5.
         (b) In consideration of the payment and mutual promises and covenants set forth in this AGREEMENT, NationsHealth on behalf of itself and each and all of its current and former parents, divisions, subsidiaries and affiliates (collectively “the NationsHealth Releasors”), hereby releases and forever discharges Gregg and each and all his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrator, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, which the NationsHealth Releasors now have or ever may have had against the Gregg, including, but not limited to, any and all matters related in any way to Gregg’s equity interest in NationsHealth and Gregg’s employment with or separation from NationsHealth. Notwithstanding the foregoing, nothing in this provision shall waive or supersede the Parties’ obligations under this AGREEMENT, nor shall it release Gregg from liability to the NationsHealth Releasors for any criminal acts affecting the Company or willful misconduct by Gregg of which the Company is not aware at the time of execution of this AGREEMENT that has a materially adverse effect on the Company.

     4. Gregg agrees that he and his agents will not publicize or disclose, directly or indirectly, the existence of this AGREEMENT, the terms thereof, or the circumstances giving rise to the AGREEMENT, to anyone other than Gregg’s attorney, accountant, financial advisor and members of his immediate family or as required by law. Gregg further agrees that he will advise any individual to whom the terms, conditions or existence of this AGREEMENT have been disclosed of the confidentiality requirements of this paragraph and that he will use his best efforts to ensure that the confidentiality requirements are complied with in all respects.
     5. The Company shall indemnify and hold Gregg harmless from and against all claims, investigations, actions, awards and judgments and settlements, including costs and attorneys’ fees, incurred by Gregg in connection with claims made against Gregg for acts or omissions of the Company in which Gregg was not involved and acts or decisions made by Gregg in good faith in his capacity as an officer or employee of the Company, so long as Gregg reasonably believed that the acts or decisions were in the best interests of the Company and (with respect to any criminal act) Gregg had no reason to believe that Gregg’s conduct was unlawful. The Company further agrees to pay the reasonable expenses of private counsel or investigators incurred in representing the Gregg in any audit, inquiry, regulatory review or similar action or proceeding covered by this indemnification. The Company shall not settle any claim or action or pay any award or judgment against Gregg without Gregg’s prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for Gregg under an insurance policy covering claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify Gregg as set forth in this Paragraph 5 not be affected by the Company’s ability or inability to obtain insurance coverage. Further, through August 2009, the Company shall be responsible for providing Gregg with the service providers and incurring all costs associated with preparation of any regulatory, financial or other filings required as a result of Gregg’s former role as an officer or employee and as a result of Gregg’s ownership of shares of the Company.
     6. Gregg understands and agrees that his covenant to comply with the following non-compete and non-solicitation obligations serves as material inducement for the Company to enter into this AGREEMENT and that his obligations under this paragraph 6 survive the termination of this AGREEMENT. Further, Gregg understands and agrees that his breach of the obligations set forth in this paragraph 6 would be a material breach of this AGREEMENT, entitling the Company to all available remedies at law and equity, including, but not limited to, recoupment of the payments made to Gregg under Paragraph 1 of this AGREEMENT.
          (a) Non-Competition. Gregg acknowledges and recognizes his possession of Confidential Information (as defined in his Employment Agreement with the Company) and acknowledges the highly competitive nature of the business of the Company and its affiliates and subsidiaries and accordingly agrees that, in consideration of the promises contained herein, he will not, from the Separation Date through December 31, 2006 (the “Post-Employment Restricted Period”) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his name to, lend his credit to, or render services or advice to any business that competes with the business then being conducted by the Company or any of its affiliates or subsidiaries, provided, however, that Gregg may (x) purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and (y) engage in other direct to consumer marketing projects, including those involving television and those utilizing the same vendors utilized by the Company (such as, but not limited to, Koepell, Thrill Street Entertainment, Karlin Pimsler and West Communications), provided that such projects are not in competition with the business of the Company as of the Separation Date and do not have a negative impact on the Company. Gregg agrees that, in consideration of the promises contained herein, he will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of any other business firm, directly or indirectly, solicit any business of the type being carried on by the Company or any of its affiliates or subsidiaries during the Post-Employment Restricted Period (or any business of a similar type) from any person or entity that was a customer of the Company or its affiliates or subsidiaries during the term of his employment with the Company.
          (b) Non-Solicitation. Gregg recognizes that he does possess confidential information about employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation, and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Gregg recognizes that the information he possesses about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and has been acquired by Gregg because of his engagement with the Company. Gregg agrees that, for one year after the Separation Date, Gregg will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates of the purpose of becoming employed by Gregg or by any business, individual, partnership, firm, corporation or other entity on whose behalf Gregg is acting as an agent, representative or employee and that Gregg will not convey any such confidential information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any person.
     7. This AGREEMENT constitutes a compromise settlement of disputed and contested matters between the Parties and is the product of arms-length negotiations. It shall not be construed as an admission or any sort by either of the Parties, nor shall it be used as evidence is a proceeding of any kind, except one in which one of the Parties alleges breach of the terms of this AGREEMENT or one in which one of the Parties elects to use this AGREEMENT as a defense to any claim.
     8. By signing this AGREEMENT, Gregg acknowledges and agrees that:
          1. he has been afforded a reasonable and sufficient period of time for deliberation thereon and for negotiation of the terms thereof;
          2. he has carefully read and understands the terms of this AGREEMENT;
          3. he has signed this AGREEMENT freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

          4. the only consideration for signing this AGREEMENT are the terms stated herein and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this AGREEMENT;
          5. that NationsHealth did offer him a minimum period of at least twenty-one (21) days after his receipt of this AGREEMENT to review it; and
          6. that NationsHealth advised him that he had the opportunity to consult an attorney before signing this AGREEMENT.
     9. This AGREEMENT may be revoked, in a writing sent to the General Counsel of the Company, by Gregg at any time during the period of seven (7) calendar days following the date of execution by Gregg. If such seven (7) day revocation period expires without Gregg exercising his revocation right, the obligations of this AGREEMENT will become fully effective on the eighth day after Gregg’s execution of the AGREEMENT (the “Effective Date”).
     10. This AGREEMENT constitutes an integrated agreement, containing the entire understanding of the Parties with respect to the matters addressed herein and, except as set forth in this AGREEMENT, no representations, warranties or promises have been made or relied on by the Parties. This AGREEMENT shall prevail over any prior communications between the Parties or their representations relative to matters addressed herein.
     11. It is the desire and intent of the parties hereto that the provisions of this AGREEMENT shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Gregg and the Company consider the restrictions contained in this AGREEMENT to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this AGREEMENT shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such business in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and Gregg consider the restrictions contained in Paragraph 6 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or other restriction contained in this AGREEMENT is unenforceable against Gregg, the provisions of this AGREEMENT shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
     The Parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by Gregg of any of the provisions of Paragraph 6, and agree that in the event of such breach the Company may obtain temporary and permanent injunctive relief restraining the Gregg from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Paragraph 6, or for any breach or threatened breach of any other provision of this AGREEMENT.

     Further, the Parties agree that any claim, controversy, or dispute between Gregg and the Company (including without limitation Company’s affiliates, subsidiaries, officers, employees, representatives or agents) arising out of or related to this AGREEMENT, other than a dispute concerning a breach or a threatened breach of Paragraph 6 of this AGREEMENT, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information must be held confidential by Gregg under the terms of his prior employment and under the terms of this AGREEMENT, (b) the arbitrator shall have no authority to amend or modify any of the Company’s policies, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render a decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by each party in connection with said arbitration shall be borne by the party who incurs them, unless applicable statutory authority exist providing for the award of attorneys’ fees to a prevailing party and the arbitration decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the Parties, and any court having jurisdiction may enter a judgment on the award.
     12. The Parties agree that a failure by any party at any time to require performance of any provision of this AGREEMENT shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this AGREEMENT, at any time thereafter.
     13. This AGREEMENT shall be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflict of laws principles.
     14. The Parties warrant and represent that they have read and understand the foregoing provisions of this AGREEMENT and that they and their respective signatories are fully authorized and competent to execute this AGREEMENT on their behalves. Gregg further warrants and represents that he has not previously assigned or transferred any of claims that are the subject of the release contained herein.
     Executed as an agreement under seal effective as of eight (8) days after Gregg’s execution of this AGREEMENT.

NATIONSHEALTH, INC.		ROBERT GREGG

By:	/s/ Arthur Spector	By:	/s/ Robert Gregg

Title:	Chairman	Date:	12-16-2005

Date:	12-16-2005